Exhibit 99.1

Exide Technologies Reports Fiscal 2012 Third Quarter Results

MILTON, Ga., Feb. 9, 2012 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2012 third quarter and year to date financial results for the periods ended December 31, 2011.

Highlights of Fiscal 2012 Third Quarter Results:

  Net sales for the fiscal 2012 third quarter of $784.1 million versus $800.3 million in the prior year third quarter;
  Operating income for the current year period of $28.2 million versus $49.7 million of operating income in the third quarter of fiscal 2011; and
  Net income for the fiscal 2012 third quarter was $68.2 million or $0.84 per diluted share, the result of favorable discrete income tax items. This compared to the prior year period net income of $31.2 million or $0.38 per diluted share.

Jim Bolch, President and Chief Executive Officer, stated, "The decline in net sales this period is primarily due to the lack of normal seasonal weather across North America and Europe, which had an adverse impact on aftermarket transportation battery sales."

Consolidated Results

Fiscal 2012 third quarter consolidated net sales were $784.1 million as compared to net sales of $800.3 million in the fiscal 2011 third quarter. Net sales in the fiscal 2012 period were positively impacted by lead related price increases of $45.1 million and negatively impacted by foreign currency translation of ($12.0 million). Due to unseasonably warm weather, the Transportation segments experienced lower unit volume in aftermarket sales as compared to the prior year period. The Company experienced increased sales in the Industrial Europe & Rest of World ("ROW") Motive Power channel and higher unit sales in the original equipment ("OE") channel in both Transportation segments.

Gross profit declined from the prior year third quarter by $33.8 million to $126.5 million. Lower aftermarket units in global transportation, higher commodity costs, continued depressed network power sales and production reductions to bring inventories to more appropriate levels were significant drivers to lower margins.

Selling and administrative expenses for the fiscal 2012 third quarter were $96.2 million or 12.2% of net sales versus the comparable prior year period of $106.6 million or 13.3% of net sales. Excluding a nominal favorable foreign currency translation impact, expenses decreased approximately 9.6% primarily the result of lower wages and related benefits.

Fiscal 2012 third quarter operating income was $28.2 million compared to $49.7 million in the prior year third quarter. Operating income for the period was unfavorably impacted by lower gross profit and by approximately ($2.0 million) from foreign currency translation.

Net income for the current quarter of $68.2 million or $0.84 per diluted share includes the net benefit of two material discrete income tax items. The Company recorded a release of tax valuation allowances of approximately $76.7 million in France. This benefit was reduced by a $13.4 million tax charge in Spain to settle matters related to tax years 2003 – 2010. This charge represents the expensing of previous tax payments made while under appeal for a prior assessment relating to tax years 2003 – 2006. As a result of the settlement, no further cash payments are required.

Fiscal 2012 Nine Month Consolidated Results

Net sales for the first nine months of fiscal 2012 amounted to $2.3 billion as compared with $2.1 billion for the prior fiscal year period, an increase of approximately 9%. Net sales in the fiscal 2012 period were positively impacted by lead related price increases estimated at $127.8 million due to 10% higher average lead prices period over period, and favorable foreign currency translation of approximately $78.9 million.

The Company reported net income for the nine months ended December 31, 2011 of $59.4 million or $0.72 per diluted share as compared to net income of $40.1 million or $0.50 per diluted share in the nine months ended December 31, 2010. The current year net income and per share amount were positively impacted by the discrete income tax items discussed above.

As of December 31, 2011, the Company had cash and cash equivalents of $102.7 million and $152.7 million of availability under its revolving bank credit facility. This compares to cash and cash equivalents of $161.4 million and $144.0 million of availability under the revolving bank credit facility at March 31, 2011. The Company reported a use of free cash flow of $73.1 million for the nine months ended December 31, 2011 as compared to a generation of $22.9 million for the comparable prior year period. Increased working capital and higher capital investment to fund additional AGM battery capacity and NAAQS regulatory compliance were the largest drivers of the negative cash flow. We anticipate generating substantially more free cash flow during the fiscal fourth quarter than was generated in the fiscal third quarter.

Segment Information for the Three and Nine Months Ended December 31, 2011

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2012 third quarter was $503.6 million as compared to $522.9 million in the same period of fiscal 2011. Net sales were unfavorably impacted by foreign currency translation in the amount of ($10.6 million). Price increases resulting from lead escalator agreements positively impacted total Transportation net sales by approximately $41.1 million in the fiscal 2012 third quarter. Fiscal 2012 third quarter aftermarket unit volume decreased approximately 13% as compared to the prior year third quarter, while units sold to OE customers increased approximately 29% quarter-over-quarter.

Transportation Americas produced approximately 90 thousand tons of lead in our North American recycling operation, down about 8% from the prior year quarter. We sold 11% of this in the open market and 16% under tolling arrangements. This compares to 14% and 14% in the open market and under tolling arrangements, respectively, in the prior year comparable period. Bolch stated, "Although trailing prior year fiscal third quarter results, our Transportation Americas business has stabilized with a profitable quarter lead by a strong finish in December."

Operating income was $22.5 million in the fiscal 2012 third quarter as compared to $47.3 million in the prior year third quarter. The decline in operating income versus operating income in the prior year third quarter is primarily the result of lower aftermarket unit sales, higher OE mix, lower fixed cost absorption and higher commodity costs.

Net sales for the first nine months of fiscal 2012 were $1.42 billion as compared to $1.36 billion for the same period of fiscal 2011 primarily due to higher unit volumes to OE customers, price increases due to higher average lead prices, and favorable currency translation. Operating income was $37.6 million for the nine months ended December 31, 2011 compared to $98.3 million in the same period of the prior year. The decline is the result of lower aftermarket unit sales, higher OE mix, lower fixed cost absorption and higher commodity costs.

Industrial Energy Segments

Fiscal 2012 third quarter total net sales for the Company's combined Industrial Energy segments increased to $280.5 million as compared to $277.4 million in the comparable fiscal 2011 period. Net sales were unfavorably impacted by foreign currency translation of ($1.4 million). Price increases resulting from lead escalator agreements positively impacted net sales by $4.0 million in the fiscal 2012 third quarter as compared to the net sales reported in the same period of fiscal 2011. Fiscal 2012 third quarter operating income was $17.4 million compared to $18.6 million in the prior year period.

Net sales for the first nine months of fiscal 2012 were $881.8 million as compared to $749.2 million for the same period of fiscal 2011. The increase was due to improved volumes, price increases due to higher average lead prices, and favorable foreign currency translation. Operating income was $51.9 million for nine months ended December 31, 2011 compared to $36.6 million in the same period of the prior year. The increase in operating income is primarily due to higher motive power sales.

Outlook

Bolch said, "Relatively mild weather in both North America and Europe will likely continue to weigh negatively on transportation battery sales in the replacement markets. A slowing economy, particularly in Europe is expected to negatively impact industrial sales near term and a potentially weaker Euro would further depress sales and profits. A continued focus on costs will allow us to partially mitigate these negatives. In light of these continuing uncertainties, the Company expects its fiscal 2012 operating income will be less than previously projected and does not anticipate providing specific earnings guidance for the foreseeable future."

Non-GAAP Financial Measure

The Company defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

The foregoing non-GAAP financial measure should be used in addition to, but not in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP.The non-GAAP financial measure should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, February 10, 2012 at 9:00 a.m. Eastern Time.

Conference call details:

Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 45783665

A telephonic replay of the conference call is available:

Dates: from 12:00 p.m. ET February 10, 2012 to 11:59 p.m. ET February 24, 2012
Domestic dial-in: 855-859-2056
International dial-in: 404-537-3406
Passcode: 45783665

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe which could require the payment of significant cash taxes, (x) competitiveness of the battery markets in the Americas and Europe, (xi) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xiii) general economic conditions, (xiv) the Company's ability to successfully pass along increased material costs to its customers, and (xv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xvi) those risk factors described in the Company's fiscal 2011 Form 10-K filed on June 1, 2011, and the Company's Quarterly Report on Form 10-Q for the period ended December 31, 2011 filed on February 9, 2012.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net sales	$ 784,051	$ 800,296	$ 2,302,099	$ 2,112,970
Cost of sales	657,540	639,965	1,940,325	1,706,996
Gross profit	126,511	160,331	361,774	405,974

Selling and administrative expenses	96,182	106,598	295,058	302,015
Restructuring and impairments, net	2,145	4,081	3,722	17,524
Operating income	28,184	49,652	62,994	86,435

Other expense (income), net	3,403	(3,480)	9,273	(2,111)
Interest expense, net	17,194	15,298	52,929	45,441
Income before income taxes	7,587	37,834	792	43,105
Income tax (benefit) provision	(60,313)	6,613	(57,685)	2,800
Net income	67,900	31,221	58,477	40,305
Net (loss) income attributable to noncontrolling interests	(315)	11	(958)	181
Net income attributable to Exide Technologies	$ 68,215	$ 31,210	$ 59,435	$ 40,124

Earnings per share
Basic	$ 0.88	$ 0.41	$ 0.77	$ 0.52
Diluted	0.84	0.38	0.72	0.50

Weighted average shares
Basic	77,738	76,675	77,628	76,508
Diluted	81,610	81,479	82,198	80,893

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per-share data)

	December 31, 2011	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 102,668	$ 161,363
Accounts receivable, net	489,473	508,937
Inventories	516,420	519,909
Prepaid expenses and other current assets	21,693	22,476
Deferred income taxes	30,034	31,115
Total current assets	1,160,288	1,243,800
Property, plant and equipment, net	594,002	611,635
Other assets:
Goodwill and intangibles, net	162,259	178,418
Deferred income taxes	149,320	81,036
Other noncurrent assets	57,538	68,775
	369,117	328,229
Total assets	$ 2,123,407	$ 2,183,664
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 19,935	$ 9,088
Current maturities of long-term debt	1,334	2,132
Accounts payable	367,582	417,156
Accrued expenses	257,435	273,387
Total current liabilities	646,286	701,763
Long-term debt	755,648	746,938
Noncurrent retirement obligations	190,743	214,236
Deferred income taxes	8,125	15,898
Other noncurrent liabilities	96,159	98,940
Total liabilities	1,696,961	1,777,775

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	--	--
Common stock, $0.01 par value, 200,000 shares authorized, 78,128 and 77,498 shares issued and outstanding	781	775
Additional paid-in capital	1,132,008	1,127,124
Accumulated deficit	(713,217)	(772,652)
Accumulated other comprehensive income	6,502	49,540
Total stockholders' equity attributable to Exide Technologies	426,074	404,787
Noncontrolling interests	372	1,102
Total stockholders' equity	426,446	405,889
Total liabilities and stockholders' equity	$ 2,123,407	$ 2,183,664

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Nine Months Ended
	December 31, 2011	December 31, 2010
Cash Flows From Operating Activities:
Net income	$ 58,477	$ 40,305
Adjustments to reconcile net income to net cash (used in) provided by operating activities—
Depreciation and amortization	63,990	62,998
Asset sales / impairments, net	1,618	(856)
Deferred income taxes	(78,340)	(4,174)
Provision for doubtful accounts	986	(170)
Non-cash stock compensation	3,684	5,345
Amortization of deferred financing costs	3,233	3,711
Currency remeasurement loss (gain)	12,949	(4,036)
Changes in assets and liabilities—
Receivables	(10,804)	(16,650)
Inventories	(32,200)	(35,088)
Other current assets	1,219	(7,047)
Payables	(24,326)	28,838
Accrued expenses	(886)	(6,714)
Other noncurrent liabilities	(11,447)	(248)
Other, net	10,159	(1,520)
Net cash (used in) provided by operating activities	(1,688)	64,694

Cash Flows From Investing Activities:
Capital expenditures	(71,931)	(52,401)
Proceeds from sales of assets, net	563	10,635
Net cash used in investing activities	(71,368)	(41,766)

Cash Flows From Financing Activities:
Increase in short-term borrowings, net	13,722	1,106
Decrease in borrowings under Senior Secured Credit Facility	--	(8,302)
Increase (decrease) in other debt	5,439	(1,442)
Acquisition of noncontrolling interests/other	(486)	(14,924)
Net cash provided by (used in) financing activities	18,675	(23,562)

Effect of exchange rate changes on cash and cash equivalents	(4,314)	3,415

Net (decrease) increase in cash and cash equivalents	(58,695)	2,781
Cash and cash equivalents, beginning of period	161,363	89,558
Cash and cash equivalents, end of period	$ 102,668	$ 92,339

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period —
Interest	$ 37,357	$ 27,747
Income taxes (net of refunds)	$ 21,698	$ 7,153

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT

	For the Three Months Ended
	December 31, 2011	December 31, 2010
	(In thousands)
Net sales
Transportation Americas	$ 234,487	$ 240,186
Transportation Europe & ROW	269,104	282,715
Industrial Energy Americas	75,973	78,420
Industrial Energy Europe & ROW	204,487	198,975
	$ 784,051	$ 800,296

Operating income
Transportation Americas	$ 3,021	$ 23,075
Transportation Europe & ROW	19,451	24,251
Industrial Energy Americas	11,578	8,496
Industrial Energy Europe & ROW	5,777	10,133
Unallocated corporate expenses	(9,498)	(12,222)
	30,329	53,733
Less: Restructuring and Impairment Costs	2,145	4,081
Total Operating Income	$ 28,184	$ 49,652

	For the Nine Months Ended
	December 31, 2011	December 31, 2010
	(In thousands)
Net sales
Transportation Americas	$ 676,521	$ 694,278
Transportation Europe & ROW	743,802	669,507
Industrial Energy Americas	255,512	216,799
Industrial Energy Europe & ROW	626,264	532,386
	$ 2,302,099	$ 2,112,970

Operating (loss) income
Transportation Americas	$ (716)	$ 52,197
Transportation Europe & ROW	38,300	46,293
Industrial Energy Americas	32,486	19,558
Industrial Energy Europe & ROW	19,442	17,049
Unallocated corporate expenses	(22,796)	(31,138)
	66,716	103,959
Less: Restructuring and Impairment Costs	3,722	17,524
Total Operating Income	$ 62,994	$ 86,435

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(in millions)

	For the Nine Months Ended
	December 31, 2011	December 31, 2010

Net cash (used in) provided by operating activities	$ (1.7)	$ 64.7
Net cash used in investing activities	(71.4)	(41.8)
Free Cash Flow	$ (73.1)	$ 22.9

CONTACT: MEDIA CONTACT:
         Susan Jaramillo
         Vice President, Corporate Communications
         203/699-9133 phone
         susan.jaramillo@exide.com

         INVESTOR CONTACT:
         Carol Knies
         Senior Director, Investor Relations
         Exide Technologies
         678/566-9316 phone
         carol.knies@exide.com